Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Stock Option and Incentive Plan and 2021 Inducement Plan of Gemini Therapeutics, Inc. (f/k/a FS Development Corp.) of our reports (a) dated March 29, 2021, with respect to the financial statements of Gemini Therapeutics, Inc., included in amendment No.1 to the Registration Statement (Form S-1 333-253175) and in amendment No.1 to the Current Report (Form 8-K 001-39438), both for the year ended December 31, 2020 and (b) dated October 30, 2020, with respect to the financial statements of Gemini Therapeutics, Inc., included in the Registration Statement, as amended (Form S-4 333-249785) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 12, 2021